Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

iSpecimen Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	1,559,828	$1.2247	$1,910,321.35	0.0001531	$292.48

Total Offering Amounts:							$1,910,321.35		292.48
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$292.48

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Offering Note(s)

(1)	The shares will be offered for resale by the selling stockholders. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the registration statement of which this Exhibit 107 is a part also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The Nasdaq Capital Market on August 15, 2025.

The Registrant does not have any fee offsets.